EXHIBIT 99.1

APPOINTMENT AND ACCEPTANCE OF SUCCESSOR RIGHTS AGENT

This APPOINTMENT AND ACCEPTANCE OF SUCCESSOR RIGHTS AGENT, is entered into as of the opening of business on November 2, 2009, by and between Abercrombie & Fitch Co., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (“AST”).

WITNESSETH:

WHEREAS, on October 8, 2001, the Company appointed National City Bank (now a division of PNC Financial Services Group, Inc. (“PNC”) and hereinafter referred to as “NCB”) to serve as “Rights Agent” under the Rights Agreement, dated as of July 16, 1998, which was subsequently amended by Amendment No. 1, dated as of April 21, 1999, and by Amendment No. 2, dated as of June 11, 2008 (collectively, the “Rights Agreement”); and

WHEREAS, in connection with the merger with PNC, NCB determined that it would no longer provide corporate services as a rights agent and submitted its resignation as Rights Agent under the Rights Agreement to be effect as of the close of business on October 30, 2009; and

WHEREAS, the Company has accordingly removed NCB as Rights Agent under the Rights Agreement effective as of the close of business on October 30, 2009; and

WHEREAS, pursuant to Section 21 of the Rights Agreement, the Company has the right to appoint a successor to the Rights Agent if the Rights Agent resigns, is removed or otherwise becomes incapable of acting; and

WHEREAS, AST has indicated to the Company that AST would be willing to serve as successor Rights Agent under the Rights Agreement, effective as of the opening of business on November 2, 2009;

NOW, THEREFORE, the Company and AST agree as follows:

1. Pursuant to Section 21 of the Rights Agreement, the Company hereby appoints, and AST hereby accepts the appointment of, AST as successor Rights Agent under the Rights Agreement, effective as of the opening of business on November 2, 2009.

2. In all respects not inconsistent with the terms and provisions of this Appointment and Acceptance of Successor Rights Agent, the Rights Agreement is hereby ratified and confirmed. In executing and delivering this Appointment and Acceptance of Successor Rights Agent, AST shall be entitled to all of the privileges and immunities afforded to, and subject to all of the obligations and duties of, the Rights Agent under the terms and conditions of the Rights Agreement.

3. This Appointment and Acceptance of Successor Rights Agent may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Appointment and Acceptance of Successor Rights Agent to be duly executed by their respective authorized representatives to be effective as of the day and year first above written.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC	ABERCROMBIE & FITCH CO.

By: /s/ Kenneth E. Staub	By: /s/ David S. Cupps
Name: Kenneth E. Staub	Name: David S. Cupps
Title: Senior Vice President	Title: Sr. VP, Secretary, General Counsel